EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Digitas LLC Deferred Compensation Plan of Digitas Inc. of our reports dated March 9, 2005, with respect to the consolidated financial statements and schedule of Digitas Inc., Digitas Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Digitas Inc., included in its Annual Report (Form 10-K/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 25, 2005